Exhibit (a)(5)(iii)

Sloan Group Commences Cash Tender Offer for BayCorp Holdings, Ltd.

Portsmouth, New Hampshire – October 12, 2005 – Sloan Group Ltd., a privately held Bahamas international business corporation, and BayCorp Holdings, Ltd. (AMEX:MWH) announced today that Sloan Group, through its wholly owned subsidiary, Sloan Acquisition Corp., has commenced a previously-announced tender offer for all of the outstanding shares of common stock of BayCorp for $14.19 per share, net to the seller in cash.

The tender offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger dated as of September 30, 2005 among Sloan Group, Sloan Acquisition Corp. and BayCorp. The tender offer remains open until 12:00 midnight Eastern Time, on Wednesday, November 9, 2005, unless extended. Following the successful completion of the tender offer, any remaining outstanding shares of BayCorp common stock will be acquired in a merger at the same price per share as paid in the tender offer.

BayCorp’s Board of Directors has unanimously approved the Merger Agreement and the related transactions. The acceptance of the shares tendered in the offer by Sloan Acquisition Corp. is conditioned on there having been validly tendered and not withdrawn prior to the expiration of the offer, a number of shares that when added to the 25,000 shares already owned by Sloan Group, constitute at least 66 2/3% of the then issued and outstanding shares of BayCorp. The acceptance of the shares in the tender offer is also subject to approval by the Vermont Public Service Board as well as to other customary closing conditions.

BayCorp is an unregulated energy holding company incorporated in Delaware. BayCorp currently has wholly owned subsidiaries that include Nacogdoches Gas, LLC, which owns and develops interests in natural gas and oil production in Nacogdoches County, Texas; Benton Falls Associates, L.P., the owner and operator of a hydroelectric generating facility in Benton, Maine; Great Bay Hydro Corporation, which owns and operates a hydroelectric generating facility in Newport, Vermont; Great Bay Power Marketing, Inc., which purchases and markets power on the open market and Nacogdoches Power, LLC, which owns the development rights to the Sterne Power Project in Nacogdoches, Texas. BayCorp also holds a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an internet-based independent crude oil and refined petroleum products trading exchange.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation and recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to all stockholders of BayCorp at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available on the SEC’s website (http://www.sec.gov). D.F. King & Co., Inc. will be serving as Information Agent for the tender offer, and BayCorp stockholders wishing to receive copies of the Offer to Purchase and other tender offer materials may contact D.F. King at (800) 431-9645. SunTrust Bank will be serving as the Depositary for the tender offer.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the timing of such events, which may cause the actual results, performance or achievements of BayCorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such uncertainties include the date and time until which the tender offer will remain open and whether such time will be extended. These forward-looking statements speak only as of the date of this Release. Sloan Group Ltd. and BayCorp expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Contact:

BayCorp Holdings, Ltd.

Frank Getman, 603-766-4990